                                                                  Exhibit (a)(1)


                                OFFER TO PURCHASE

                         HAMPTON ROADS BANKSHARES, INC.

OFFER TO PURCHASE FOR CASH UP TO 375,000 SHARES OF COMMON STOCK OF HAMPTON ROADS BANKSHARES, INC. AT A PURCHASE PRICE OF $8.00 PER SHARE.

THE PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW SHARES YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON FEBRUARY 14, 2002, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

Hampton Roads Bankshares, Inc. invites you to tender your shares of Common Stock for purchase by the Company on the terms and conditions set forth in this offer to purchase and the letter of transmittal and other accompanying documents. The terms of our offer are as follows:

- We will purchase up to 375,000 shares of our Common Stock in this tender offer at a price of $8.00 per share, net to the seller in cash, without interest;

- If the number of shares tendered is less than 375,000, we will purchase all of the shares tendered, and

- If the number of shares tendered is more than 375,000 we will purchase shares:

     - first from holders of less than 100 shares who tendered all of their shares, and

     - then, on a pro rata basis from all other stockholders who tendered shares.

If you want to tender your shares in our offer, you should:

-    specify the number of shares you want to tender, and

- follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to certain other conditions, as discussed in Section 12.

We reserve the right to increase the number of shares we purchase by an amount which does not exceed 2% of the outstanding shares of our Common Stock as of December 13, 2001.

Our board of directors has approved this offer. However, neither we nor our board of directors, nor the information agent makes any recommendation to any stockholder as to whether you should tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender.

This document contains or incorporates important information about our offer. We urge you to read it in its entirety and refer to the information incorporated by reference.

The date of this Offer to Purchase is December 17, 2001.

                               SUMMARY TERM SHEET

This summary highlights the most material terms of our tender offer. You should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document and the letter of transmittal. We urge you to read the entire document and the related letter of transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections in this document where you will find a more complete discussion of the item referenced. A table of contents immediately follows this summary.

WHO IS OFFERING TO PURCHASE MY              Hampton Roads Bankshares, Inc. is offering
SHARES?                                     to purchase up to 375,000 shares of our
                                            outstanding Common Stock. SEE SECTION 1.

WHAT IS THE PURCHASE PRICE?                 The purchase price for our offer is $8.00 per
                                            share.

HOW AND WHEN WILL I BE PAID?                If your shares are purchased in our offer,
                                            you will be paid the purchase price, in
                                            cash, without interest, promptly after the expiration
                                            of the offer period and the acceptance of the shares
                                            for payment. SEE SECTION 4.

HOW MANY SHARES WILL HAMPTON                We will purchase up  to 375,000 shares of
ROADS BANKSHARES, INC. PURCHASE             our outstanding Common Stock in our offer,
IN ALL?                                     or approximately 5% of our outstanding
                                            Common Stock. We reserve the right to
                                            purchase additional shares up to 2% of the
                                            outstanding shares of Common Stock,
                                            subject to applicable legal requirements. Our
                                            offer is not conditioned on any minimum number
                                            of shares being tendered.

IF I TENDER MY SHARES, HOW MANY             All of the shares that you tender in our
OF MY SHARES WILL HAMPTON ROADS             offer may not be purchased. If more than
BANKSHARES, INC. PURCHASE?                  375,000 shares are tendered, we will
                                            purchase shares based on the following
                                            order of priority:

                                            -     We will purchase shares from all
                                                  holders of "odd lots" of less than 100
                                                  shares who properly tender all of
                                                  their shares.

                                            -     We will purchase shares from all other
                                                  stockholders who properly tender shares,
                                                  on a pro rata basis. As a result, we will
                                                  purchase the same percentage of shares
                                                  tendered from each tendering stockholder in
                                                  this second category. We will announce this
                                                  proration percentage, if it is necessary,
                                                  after our offer expires.

                                            As noted above, we may also choose to purchase an
                                            additional 2% of the outstanding shares of Common
                                            Stock, subject to applicable legal rules.
                                            SEE SECTION 13.

HOW WILL HAMPTON ROADS                      We would need a maximum of $3,000,000 to
BANKSHARES, INC. PAY FOR                    purchase 375,000 shares at the price of $8.00
THE SHARES?                                 In addition, we expect to incur fees and
                                            expenses in connection with this offer of
                                            approximately $15,000. We intend to fund the
                                            purchase of shares with dividends we will
                                            receive from our subsidiary, the Bank of
                                            Hampton Roads.

HOW LONG DO I HAVE TO TENDER MY             The stock repurchase program begins on
SHARES TO HAMPTON ROADS                     December 17, 2001. Beginning on this date,
BANKSHARES, INC.?                           you may tender your shares until our offer
                                            expires. The offer is scheduled to expire on
                                            February 14, 2002, at 5:00 p.m., Eastern
                                            Standard Time, but we may choose to
                                            terminate or extend it at any time. This offer
                                            may not expire prior to January 16, 2002. We
                                            cannot assure that we will extend our
                                            offer or, if we extend it, for how long it
                                            will be extended. SEE SECTIONS 1 AND 13.

HOW WILL I BE NOTIFIED IF                   If our offer is extended, we will make a
HAMPTON ROADS BANKSHARES,                   public announcement before 9:00 a.m.,
INC. EXTENDS THIS OFFER?                    Eastern Standard Time, on the first business
                                            day after the offer was scheduled to expire.
                                            SEE SECTION 13.

WHAT ARE THE CONDITIONS TO                  Our obligation to accept and pay for your
HAMPTON ROADS BANKSHARES, INC.              tendered shares is conditioned on the
OFFER?                                      satisfaction or waiver of the conditions
                                            described in Section 12. In addition to
                                            customary conditions, these conditions
                                            include the following:

                                            (a)   We will not be obligated to purchase
                                                  any shares if, in our good faith
                                                  reasonable judgment, our purchase of shares
                                                  in the offer

                                                  -    would result in our Common
                                                       Stock being held of record by
                                                       fewer than 300 persons, or

                                                  -    would otherwise constitute a "going
                                                       private transaction" for purposes
                                                       of Rule 13e-3 of the Securities and
                                                       Exchange Commission under the
                                                       Securities Exchange Act of 1934; or

                                            (b)   We will not be required to proceed
                                                  with the offer if we experience a
                                                  material adverse change in our
                                                  business conditions or are prohibited
                                                  from doing so because of legal
                                                  process, or if a third party proposes,
                                                  announces or makes a tender or exchange
                                                  offer, merger, business combination or other
                                                  similar transaction involving us.

HOW DO I TENDER MY SHARES?                  To tender your shares, you must complete
                                            one of the actions described under
                                            "Important Procedures" on the inside front
                                            cover of this document before the offer
                                            expires. You may also contact the
                                            information agent or your broker for
                                            assistance. The contact information for
                                            the information agent appears on the
                                            inside front cover and on the last page of
                                            this document. SEE SECTION 3 and the
                                            instructions to the letter of transmittal.

ONCE I HAVE TENDERED SHARES                 Yes. If you tender your shares and change
IN THE OFFER, CAN I CHANGE MY               your mind, you may withdraw your shares
MIND?                                       at any time before our offer expires.  In
                                            addition, after our offer expires, if we

                                            have not accepted for payment the shares you
                                            have tendered to us, you may withdraw your
                                            shares at any time after February 14, 2002.
                                            SEE SECTION 5.

                                            To properly withdraw your shares, you must
                                            timely deliver a written notice of your withdrawal
                                            to the depositary at the address or facsimile
                                            number appearing on the last page of this document.
                                            Your notice must specify your name, address and
                                            social security number, the number of shares to
                                            be withdrawn, and, if the certificates have been
                                            delivered or otherwise identified, the certificate
                                            number(s) for the shares and the name of the
                                            registered holder(s) of the shares. All signatures
                                            on the notice of withdrawal must be guaranteed by
                                            an eligible guarantor institution if certificates
                                            have already been delivered.

                                            Some additional requirements apply if the
                                            certificates for shares to be withdrawn have been
                                            delivered to the depositary. SEE SECTION 5.

WHAT DOES HAMPTON ROADS                     Our board of directors has approved this
BANKSHARES, INC. AND ITS BOARD OF           offer. However, neither we nor our board
DIRECTORS THINK ABOUT THIS OFFER?           of directors nor the information agent is
                                            making any recommendation regarding whether
                                            you should tender your shares. You must decide
                                            whether to tender your shares. You should discuss
                                            whether to tender your shares with your broker or
                                            other financial or tax advisor. The directors,
                                            officers and affiliates of Hampton Roads Bankshares,
                                            Inc. have not indicated to us whether they may tender
                                            shares pursuant to this offer.

WHAT IS A RECENT MARKET PRICE               The most recent trade of our stock that
OF HAMPTON ROADS BANKSHARES,                management is aware of occurred on
INC. COMMON STOCK?                          November 27, 2001. In this transaction,
                                            2,000 shares were sold for a
                                            purchase price of $8.50 per share.

WILL I HAVE TO PAY BROKERAGE                If you are a registered stockholder and
COMMISSIONS IF I TENDER MY                  tender your shares directly to the Bank of
SHARES TO HAMPTON ROADS                     Hampton Roads, you will not need to pay
BANKSHARES, INC.?                           any brokerage commissions. If you hold
                                            shares through a broker or bank, however,

                                            you should ask your broker or bank to see
                                            if you will be charged a fee to tender your
                                            shares. SEE SECTION 1.

WHAT ARE THE UNITED STATES                  Generally, you will be subject to United
FEDERAL INCOME TAX CONSEQUENCES             States Federal income taxation when you
IF I TENDER MY SHARES TO HAMPTON            receive cash from us in exchange for the
ROADS BANKSHARES, INC.?                     shares you tender. The cash you receive
                                            will be treated either as:

                                            -    a sale or exchange eligible for capital
                                                 gains treatment; or

                                            -    a dividend subject to ordinary income tax.
                                                 SEE SECTION 6.

WHAT ARE THE EXPECTED BENEFITS              We are making this offer because we believe
AND POTENTIAL DISADVANTAGES                 that the purchase of the shares of Common
OF THE OFFER FOR STOCKHOLDERS?              Stock on the terms and conditions outlined
                                            in this offer is an attractive investment for
                                            Hampton Roads Bankshares, Inc. This offer gives
                                            stockholders an opportunity to liquidate all or
                                            part of their investment in our shares on
                                            potentially more favorable terms than would
                                            otherwise be available. Stockholders who choose
                                            not to tender their shares will realize a
                                            proportionate increase in their relative equity
                                            interest in Hampton Roads Bankshares, Inc. and
                                            in our future earnings and assets. Our purchase
                                            of shares in the offer likely will reduce the
                                            number of stockholders who own our Common Stock.
                                            This could result in reduced liquidity in the
                                            trading market for Common Stock in the future.
                                            SEE SECTIONS 2 AND 10.

WHOM DO I CONTACT IF I HAVE                 You can contact our Information Agent,
QUESTIONS ABOUT HAMPTON ROADS               Bank of Hampton Roads, at (757) 436-1000
BANKSHARES, INC.'S OFFER?                   with questions regarding this offer.

                              IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before our offer expires:

- If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you.

- If you hold certificates in your own name, complete and sign the letter of transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your shares and any other documents required by the letter of transmittal, to Bank of Hampton Roads, the depositary for this offer.

TO TENDER YOUR SHARES YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR OFFER.

If you have any questions or need assistance, you should contact Bank of Hampton Roads, the information agent for our offer. You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent. The Bank of Hampton Roads may be reached at:

Bank of Hampton Roads
201 Volvo Parkway
Chesapeake, VA 23320
(757) 436-1000

                                TABLE OF CONTENTS

Forward Looking Statements............................................................ 1
Number of Shares; Priority of Purchases; Odd Lots; Proration.......................... 2
Purpose of the Offer; Certain Effects of the Offer.................................... 3
Procedure for Tendering Shares........................................................ 5
Purchase of Shares and Payment of the Purchase Price.................................. 7
Withdrawal Rights..................................................................... 8
Material Federal Income Tax Consequences.............................................. 8
Shares, Trading Price and Dividend Information........................................11
Information About Us..................................................................12
Information about our Directors, Executive Officers and Controlling Stockholders......14
Effect of Offer on Market for Shares..................................................16
Certain Legal Matters.................................................................16
Certain Conditions of this Offer......................................................17
Cancellation, Extension, Termination and Amendment....................................19
Fees and Expenses.....................................................................20
Source and Amount of Funds............................................................21
Miscellaneous.........................................................................21

As used in this document, the terms "Hampton Roads Bankshares, Inc.", "we," "our" and "us" refer to Hampton Roads Bankshares, Inc., a Virginia corporation.

                           Forward-Looking Statements

This document contains a number of forward-looking statements regarding the financial condition, results of operations and business of Hampton Roads Bankshares, Inc. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of our offer. You can find many of these statements by looking for words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "may", "will", "potential" and similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

- the timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control;

- there may be increases in competitive pressure among financial institutions or from non-financial institutions;

- changes in the interest rate environment may reduce interest margins or may adversely affect mortgage banking operations;

- changes in deposit flows, loan demand or real estate values may adversely affect our business;

- changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

- general economic conditions, either nationally or locally in some of the areas in which we do business, or conditions in the securities markets, the banking industry or the mortgage banking industry, may be less favorable than we currently anticipate;

-    legislation or regulatory changes may adversely affect our business;

- technological changes may be more difficult or expensive than we anticipate;

- success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or

- litigation or other matters before judicial or regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

                      HAMPTON ROADS BANKSHARES, INC. OFFER

SECTION 1. NUMBER OF SHARES; PRIORITY OF PURCHASES; ODD LOTS; PRORATION

GENERAL. On the terms and subject to the conditions of our offer, as set forth in this document and the related letter of transmittal, we are offering to purchase up to 375,000 shares of our Common Stock for a purchase price of $8.00 per share, net to the seller in cash, without interest, the "Purchase Price".

The term "expiration date" means 5:00 p.m., Eastern Standard Time, on February 14, 2002, unless and until we terminate or extend the period of time for which our offer will remain open. If terminated or extended by us, the term "expiration date" means the latest time and date at which our offer, as terminated or extended, expires. Our offer may not expire prior to January 16, 2002. SEE SECTION 13 for a description of our right to extend, cancel, terminate or amend our offer.

Shares properly tendered and not withdrawn will be purchased at the Purchase Price upon the terms and subject to the conditions of our offer, including the odd lot and proration provisions described below. In accordance with the rules of the Securities and Exchange Commission, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding Common Stock, without amending or extending our offer. SEE SECTION 13.

All shares tendered and not purchased because of proration procedures, will be returned to you at our expense promptly following the expiration date.

Tendering stockholders will not be obligated to pay any charges or expenses of Bank of Hampton Roads, the depositary for our offer (the "depositary"), or any brokerage commissions.

This document and the related letter of transmittal will be mailed to record holders of shares of our Common Stock and will be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of our Common Stock.

PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of our offer, if 375,000 or fewer shares are properly tendered and not properly withdrawn, we will purchase all properly tendered shares at the Purchase Price.

Upon the terms and subject to the conditions of our offer, if more than 375,000 shares are validly tendered and not withdrawn, we will purchase such validly tendered shares in the following order of priority:

- First, we will purchase shares properly tendered and not properly withdrawn from any "odd lot" holder (as defined below) who tenders all the shares owned (beneficially or of record) by the odd lot holder.

- Second, after the purchase of all the shares properly tendered by odd lot holders, we will purchase shares from all other stockholders who properly tender shares, on a pro rata basis with appropriate adjustment to avoid fractional shares. As a result, we will purchase the same percentage of shares tendered from each tendering stockholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

ODD LOT HOLDERS. For purposes of our offer, the term "odd lot holder" means any person who owns, beneficially or of record, a total of fewer than 100 shares. As set forth above, shares of odd lot holders will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder and must so indicate in the letter of transmittal or, if applicable, the notice of guaranteed delivery. This preference is not available to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares.

PRORATION. If proration of tendered shares is required, we will determine the final proration factor promptly after the expiration date. Proration for each stockholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares tendered by such stockholder to the total number of shares tendered by all stockholders (other than odd lot holders). This ratio will be applied to stockholders tendering shares to determine the number of shares (rounded up to the nearest whole share) that will be purchased from each such stockholder pursuant to our offer.

Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the odd lot procedures described above, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced promptly after the expiration date. Stockholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

As described in Section 6, the number of shares that we will purchase from a stockholder under our offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares.

SECTION 2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

PURPOSE OF THE OFFER. We are making this offer because our board of directors believes that, given our business, assets and prospects, the purchase of the shares pursuant to the offer is an attractive investment for Hampton Roads Bankshares, Inc. We have sufficient resources, in available cash and dividends we will receive from our subsidiary, Bank of Hampton Roads, to fund the amount required to purchase shares under the offer and pay related expenses.

In addition, we believe the offer may be attractive from the perspective of our stockholders for the following reasons:

- The offer provides stockholders who are considering a sale of all or a portion of their shares the opportunity to sell their shares pursuant to the offer for cash without the usual transaction costs associated with sales.

- Any odd lot holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions for their sale of shares directly to Hampton Roads Bankshares, Inc., but also will avoid any applicable odd lot discounts payable on sales of odd lots.

- The offer also may give stockholders the opportunity to sell their shares at the Purchase Price that may be greater than prices prevailing immediately prior to the announcement of the offer.

- To the extent the purchase of shares in the offer results in a reduction in the number of stockholders of record, the costs to us for services to stockholders will be reduced.

- This offer allows stockholders to sell a portion of their shares while retaining a continuing equity interest in Hampton Roads Bankshares, Inc. Stockholders who determine not to accept the offer will increase their proportionate interest in Hampton Roads Bankshares, Inc.'s equity, and thus in Hampton Roads Bankshares, Inc.'s future earnings and assets, subject to Hampton Roads Bankshares, Inc.'s right to issue additional shares and other equity securities in the future.

The offer also presents some potential risks and disadvantages to Hampton Roads Bankshares, Inc. and our continuing stockholders.

- The offer will result in a decrease in the amount of cash and investments held by Hampton Roads Bankshares, Inc. However, after completion of the offer, we will continue to maintain adequate capital in line with government regulations for a "well capitalized" financial institution. See
     Section 8.

- The offer will reduce the number of shares owned by stockholders. This may result in reduced liquidity in the trading market for Common Stock in the future.

We may in the future purchase additional shares in private transactions, through tender offers or otherwise, subject to the approval of our board of directors. Future purchases by us may be on the same terms or on terms that are more or less favorable to the stockholders than the terms of our offer. Rule 13e-4 promulgated under the 1934 Act prohibits us and our affiliates from purchasing any shares, other than pursuant to our offer, until at least ten business days after the expiration date. Any possible future purchases by us will depend on many factors, including recent sale prices of the shares, the results of our offer, our business and financial position and general economic and market conditions.

Stockholders who do not tender their shares pursuant to our offer and stockholders who otherwise retain an equity interest in Hampton Roads Bankshares, Inc. (including as a result of a partial tender of their shares, or a proration pursuant to the offer) will continue to be stockholders of Hampton Roads Bankshares, Inc. with the attendant risks and rewards associated with owning the equity securities of Hampton Roads Bankshares, Inc.

OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER A STOCKHOLDER SHOULD TENDER HIS OR HER SHARES, AND NEITHER WE NOR OUR BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION CONTAINED IN THIS OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

USE OF SHARES ACQUIRED. The shares we purchase pursuant to this offer will become treasury stock and will be available for issuance by Hampton Roads Bankshares, Inc. in the future without further stockholder action (except as may be required by applicable law) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our businesses and the satisfaction of obligations under existing or future employee benefit plans.

SECTION 3. PROCEDURE FOR TENDERING SHARES

To tender shares pursuant to our offer, a properly completed and duly executed letter of transmittal (or facsimile thereof), together with the certificates representing the tendered shares and any other required documents, must be transmitted to and received by the depositary at its address set forth on the last page of this document prior to the expiration date of the offer. The method of delivery of all required documents is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

In the letter of transmittal, the tendering stockholder must: (i) set forth his name and address; (ii) set forth the number of shares he is tendering; and (iii) set forth the number of the stock certificate(s) representing such shares.

A tender of shares pursuant to the procedures described below in this Section will constitute a binding agreement between the tendering stockholder and Hampton Roads Bankshares, Inc. upon the terms and subject to the conditions of our offer.

THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

ALL DELIVERIES IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

GUARANTEED DELIVERY. If you want to tender your shares pursuant to our offer but your share certificates are not immediately available, or if time will not permit all required documents to reach the depositary prior to the expiration date, you can still tender your shares if all the following conditions are met:

-    the tender is made by or through an Eligible Institution;

- the depositary receives the certificates for all tendered shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer as described above, and

- a properly completed and duly executed letter of transmittal (or facsimile thereof), or an Agent's Message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

In any event, the exchange of the Purchase Price for shares tendered and accepted for purchase pursuant to our offer will be made only after timely receipt by the depositary of certificates for the shares, properly completed, duly executed letter(s) of transmittal and any other required documents.

To avoid backup federal income tax withholding with respect to the Purchase Price received by a stockholder pursuant to our offer, the stockholder must provide the depositary with a correct taxpayer identification number or certify that he or she is not subject to backup Federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal.

DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance or purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive prior to the expiration date any condition (other than the nonwaivable conditions) or any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Our interpretation of the terms and conditions of our offer (including this document, the letter of transmittal and its instructions and other offer materials) will be final and binding. Neither we, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification.

FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 31% of the gross proceeds payable to a stockholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding.

Certain stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS

Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 9 of the letter of transmittal.

TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED UNDER OUR OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

For a discussion of United States federal income tax consequences to tendering stockholders, see Section 6.

SECTION 4. PURCHASE OF SHARES AND PAYMENT OF THE PURCHASE PRICE ACCEPTANCE. Upon the terms and conditions of our offer, promptly following the expiration date, we will:

-    pay for shares properly tendered and not properly withdrawn, and

- accept for payment, pay for and thereby purchase, shares properly tendered and not properly withdrawn.

- The acceptance for purchase and the purchase of shares validly tendered and not withdrawn will be made promptly after all the conditions to our offer have been satisfied or waived. For purposes of our offer, we will be deemed to have accepted for purchase and thereby acquired tendered shares as, if and when we give oral or written notice to the depositary of our acceptance of the tenders of such shares (the "Acceptance Notice").

Upon the terms and conditions of our offer, promptly after the expiration date, we will accept for payment and pay a single per share purchase price for 375,000 shares, subject to increase or decrease as provided in Sections 1 and 13, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at the Purchase Price of $8.00.

DEPOSITARY. Delivery of the aggregate Purchase Price in exchange for shares pursuant to our offer will be made by the depositary promptly after receipt of the Acceptance Notice. The depositary will act as agent for tendering stockholders for the purpose of receiving the Purchase Price from us and remitting the same to tendering stockholders. Under no circumstances will we pay interest by reason of any delay in making such payment.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME BACKUP WITHHOLDING TAX OF 31% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER OUR OFFER. SEE
SECTION 3. ALSO SEE SECTION 6 REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

RETURN OF CERTIFICATES. If any tendered shares are not accepted for purchase pursuant to the terms and conditions of our offer for any reason, or if certificates are submitted for more shares than are tendered, or if we should cancel the offer because any other condition of our offer is not satisfied or waived, certificates for such unpurchased shares will be returned to the tendering stockholder by the depositary promptly following consummation, cancellation or termination of our offer.

SECTION 5. WITHDRAWAL RIGHTS

Shares tendered pursuant to our offer may be withdrawn at any time prior to the time the offer expires on the expiration date. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be received by the Expiration Date by the depositary at its address set forth on the last page of this document and must specify the name of the person having tendered the shares to be withdrawn and the number of shares to be withdrawn, and, if certificates have been delivered or otherwise identified to the depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the depositary.

If certificates have already been delivered, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (i.e., a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended) unless such shares have been tendered for the account of any Eligible Institution.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, and our determination will be final and binding. Neither we, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, withdrawn shares may be re-tendered by following one of the procedures described under Section 3 at any time prior to the expiration date.

SECTION 6. MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences to holders of shares relevant to our offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), temporary and final Treasury Regulations promulgated thereunder, proposed Treasury Regulations, published rulings, notices and other administrative pronouncements of the Internal Revenue Service ("IRS"), and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could materially affect the tax consequences described herein.

This summary assumes that the shares are held as capital assets, within the meaning of Section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders including, without limitation, financial institutions, dealers in securities or commodities, securities traders that elect to mark to market, foreign persons, insurance companies, tax-exempt organizations, persons who hold shares as a position in a straddle or as a part of a hedging or conversion transaction, and persons who acquired shares pursuant to an exercise of employee stock options or rights or otherwise as compensation. In particular, the discussion of the consequences of an exchange of shares for cash pursuant to our offer applies only to a United States holder. For purposes of this summary, a "United States holder" is a holder of shares that is: (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and the trustees of which are one or more U.S. persons who have the authority to control all substantial decisions of the trust.

The summary does not address the state, local or foreign tax consequences of participating in our offer. Each stockholder should consult its own tax advisor concerning the decision to participate in our offer as well as the specific tax consequences (foreign, federal, state and local) applicable to it.

An exchange of shares for cash pursuant to our offer by a United States holder will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a United States holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's shares or as having received a dividend distribution from Hampton Roads Bankshares, Inc., with the tax consequences described below.

Under the Code, a United States holder whose shares are exchanged for cash pursuant to our offer will be treated as having sold such holder's shares, rather than as having received a dividend, if the exchange:

         (i) results in a "complete termination" of such holder's equity interest in Hampton Roads Bankshares, Inc.;

         (ii) is "substantially disproportionate" with respect to such holder; or

         (iii) is "not essentially equivalent to a dividend" with respect to the holder. For purposes of this analysis, in addition to shares actually owned by a United States holder, such holder will be deemed to constructively own certain shares. For purposes of these constructive ownership rules, a holder is deemed to constructively own shares which are owned by other persons, such as certain family members, a trust or other entities. Because the constructive ownership rules are complex, each United States holder should consult its own tax advisor as to the applicability of these rules.

If a United States holder sells shares to persons other than Hampton Roads Bankshares, Inc. at or about the time such holder also sells shares to Hampton Roads Bankshares, Inc. pursuant to our offer and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in Hampton Roads Bankshares, Inc., then the sales to persons other than Hampton Roads Bankshares, Inc. may, for U.S. federal income tax purposes, be integrated with the holder's sale of shares pursuant to our offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

A United States holder will satisfy the "complete termination" test if all shares actually or constructively owned by such holder are exchanged for cash pursuant to our offer.

A United States holder will satisfy the "substantially disproportionate" test if immediately after the exchange such holder owns, actually or constructively, less than 50% of the total combined voting power of all classes of stock of Hampton Roads Bankshares, Inc. entitled to vote and such holder's percentage interest in Hampton Roads Bankshares, Inc. (i.e., the number of voting shares actually and constructively owned by such holder divided by the number of voting shares outstanding) is less than 80% of such holder's percentage interest in Hampton Roads Bankshares, Inc. prior to the exchange.

A United States holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's percentage interest in Hampton Roads Bankshares, Inc. , as described above, constitutes a "meaningful reduction of the holder's proportionate interest" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal (i.e., less than 1%) and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" generally if such stockholder has some reduction in such stockholder's stock ownership percentage.

Hampton Roads Bankshares, Inc. cannot predict whether or to what extent our offer will be oversubscribed. If our offer is oversubscribed, proration of tenders pursuant to our offer will cause Hampton Roads Bankshares, Inc. to accept fewer shares than are tendered. Therefore, a holder can be given no assurance that a sufficient number of such holder's shares will be exchanged pursuant to our offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

If a United States holder's sale of its shares satisfies one of the tests described above, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the shares old. Any capital gain or loss so recognized generally will constitute long-term capital gain or loss if the holding period for the holder's shares sold is greater than one year as of the date of the sale. In the case of a United States holder that is an individual, estate or trust, such long-term capital gain or loss generally will be taxed at a maximum rate of 20%. The federal income tax rates applicable to capital gains for taxpayers other than individuals, estates and trusts are currently the same as those applicable to ordinary income. A United States holder's ability to deduct capital losses from ordinary income is limited. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by a taxpayer other than a corporation only to the extent of capital gains plus $3,000 of ordinary income per year.

If a United States holder who sells shares pursuant to our offer does not meet one of the tests described above and, thus, is not treated as having exchanged such holder's shares for cash, the entire amount of cash received by such holder will be treated as a dividend to the extent of Hampton Roads Bankshares, Inc.'s current and accumulated earnings and profits, which Hampton Roads Bankshares, Inc. anticipates will be sufficient to cover the amount of any such dividend and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the shares sold. No loss will be recognized. As to an exchange which is treated as a dividend, a United States holder's tax basis in the shares sold generally will be added to such holder's tax basis in such holder's remaining shares. To the extent that cash received in exchange for shares is treated as a dividend to a corporate United States holder, such holder will be: (i) eligible for a dividends-received deduction (subject to applicable limitations); and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States holder exceeds Hampton Roads Bankshares, Inc.'s current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the shares and thereafter as capital gain.

Stockholders whose shares are not purchased pursuant to the offer will not incur any tax liability as a result of the consummation of our offer.

HAMPTON ROADS BANKSHARES, INC. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THIS OFFER.

SECTION 7. SHARES, TRADING PRICE AND DIVIDEND INFORMATION

INFORMATION SHARES OUTSTANDING. As of September 30, 2001, we had outstanding 7,515,852 shares of Common Stock, $0.625 par value. The 375,000 shares of Common Stock that we are offering to purchase represent approximately 5% of our issued and outstanding Common Stock as of September 30, 2001. Assuming that we purchase all 375,000 shares of Common Stock that we are offering to purchase, the number of our issued and outstanding shares of Common Stock would be reduced to 7,140,852 shares immediately after the offer.

SHARE PRICES. There is no established trading market for our Common Stock. The following table shows the high and low prices for our Common Stock and the Common Stock for Bank of Hampton Roads for each quarter since September 30,1999, as well as the cash dividends paid per share on our Common Stock and the Common Stock of Bank of Hampton Roads during the past two years.

         YEAR                       YEARLY
         QUARTER                    DIVIDENDS                 LOW         HIGH
         -------                    ---------                ------      ------
         2001
         ----
         3rd Quarter                                         $ 8.50      $10.00
         2nd Quarter                                         $ 9.50      $10.50
         1st Quarter                $0.25                    $10.00      $10.50

         2000
         ----
         4th Quarter                                         $10.00      $11.00
         3rd Quarter                                         $10.00      $12.50
         2nd Quarter                                         $12.00      $13.00
         1st Quarter                $0.16                    $12.00      $13.50

         1999
         ----
         4th Quarter                                         $12.00      $15.00

On November 27, 2001, a date close to the date of this document, the sale of 2,000 shares of Hampton Roads Bankshares, Inc. stock took place at a price per share of $8.50.

SECTION 8. INFORMATION ABOUT US

GENERAL. Hampton Roads Bankshares, Inc. is a Virginia corporation and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. Hampton Roads Bankshares, Inc. was incorporated on February 28, 2001, in order to acquire all of the common stock of Bank of Hampton Roads, Chesapeake, Virginia (the Bank). Hampton Roads Bankshares, Inc. commenced business on June 30, 2001, and the acquisition of the Bank was also consummated at that time. All of Hampton Roads Bankshares, Inc.'s business activities are conducted through the Bank. The Bank accounts for substantially all of the assets and revenues of Hampton Roads Bankshares, Inc. On September 30, 2001, the Bank had 15 banking offices in Chesapeake, Norfolk, Suffolk, and Virginia Beach, Virginia.

All members of the Board of Directors of Hampton Roads Bankshares, Inc. are also members of the Board of Directors of the Bank. Responsibility for the management of the Bank and its subsidiaries remains with the Board of Directors and Officers of the Bank; however, management services rendered to the Bank by Hampton Roads Bankshares, Inc. are intended to supplement the internal management of the Bank and expand the scope of banking services normally offered by them. The Bank, which is Hampton Roads Bankshares, Inc.'s subsidiary, was established in 1987 as a state-chartered bank. It is insured by the Federal Deposit Insurance Corporation. As a commercial bank, a complete range of banking and financial services is provided to individuals and small to medium-size businesses. These services include checking and savings accounts, business and personal loans, interim construction and residential mortgage loans, student loans, equipment leasing, as well as safe deposit and night depository facilities. Automated teller machines located throughout our market area and our PC Banking product provide 24-hour banking services. Accounts receivable factoring is also available to qualified businesses. Neither Hampton Roads Bankshares, Inc. nor the Bank has any foreign activities. At September 30, 2001, Hampton Roads Bankshares, Inc. had consolidated total assets, deposits, and stockholders' equity of approximately $229,226,424, $191,367,743, and $34,717,788, respectively.

The following table shows our capital ratios for bank regulatory purposes as of December 31, 2000, and on a proforma basis assuming 375,000 shares of Common Stock are purchased at $8.00 per share plus additional related expenses. Dollar amounts below are shown in thousands.



                                            Actual                Proforma
                                      December 31, 2000      -----------------
                                       Amount   Ratio         Amount   Ratio
Total Risk Based Capital
  to Risk Weighted Assets
------------------------------
     Consolidated ............       $    --       --%      $33,878     18.08%
     Bank only ...............       $36,111    21.73%      $36,828     19.60%


Tier 1 to Risk Weighted Assets
------------------------------
     Consolidated ............       $    --       --%      $31,670     16.90%
     Bank only ...............       $34,142    20.55%      $34,620     18.42%



Tier 1 Leverage Capital to
  Average Assets
-------------------------------
     Consolidated ............       $    --       --%      $31,670     14.42%
     Bank only ...............       $34,142    16.89%      $34,620     15.76%


WHERE YOU CAN FIND ADDITIONAL INFORMATION. We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer. The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional office of the SEC:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

INCORPORATION BY REFERENCE. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us. We are incorporating by reference in this document the following documents we have filed with the SEC:

- Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001 and June 30, 2001.

We hereby incorporate by reference these documents and any additional documents that we may file with the SEC between the date of this document and the date of expiration of withdrawal rights by reference. Those documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us. Please direct your written or oral request to Bank of Hampton Roads, 201 Volvo Parkway, Chesapeake, Virginia 23320,
(757) 436-1000. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. In addition, you can obtain copies of these documents from the SEC's website. Such documents may also be inspected at the locations described above.

PLANS OR PROPOSALS. Except as described in this document, we currently have no plans, proposals or negotiations that relate to or would result in:

- any extraordinary transaction (such as a merger, reorganization or liquidation) involving Hampton Roads Bankshares, Inc. or any of its subsidiaries;

- any purchase, sale or transfer of a material amount of the assets of Hampton Roads Bankshares, Inc. subsidiary;

- any material change in the present dividend rate or policy, or indebtedness or capitalization of, Hampton Roads Bankshares, Inc.;

- any change in the present board of directors or management of Hampton Roads Bankshares, Inc. (including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer);

- any other material change in Hampton Roads Bankshares, Inc.'s corporate structure or business;

- the suspension of Hampton Roads Bankshares, Inc.'s obligation to file reports under Section 15(d) of the 1934 Act;

- the acquisition by any person of additional securities of Hampton Roads Bankshares, Inc., or the disposition of securities of Hampton Roads Bankshares, Inc.; or

- any changes in Hampton Roads Bankshares, Inc.'s articles of incorporation or bylaws or other actions that could impede the acquisition of control of Hampton Roads Bankshares, Inc.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS. Hampton Roads Bankshares, Inc. is not aware of any agreement, arrangement or understanding, whether or not legally enforceable, between Hampton Roads Bankshares, Inc. (or any executive officer or director Hampton Roads Bankshares, Inc.) and any other person with respect to any securities of Hampton Roads Bankshares, Inc.

SECTION 9. INFORMATION ABOUT OUR DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING
           STOCKHOLDERS

As of December 7, 2001, our executive officers were:

         Jack W. Gibson, President and Chief Executive Officer
         Julie R. Anderson, Senior Vice-President
         Stephen G. Fields, Senior Vice-President
         Tiffany K. Glenn, Senior Vice-President
         Gregory P. Marshall, Senior Vice-President
         Renee R. McKinney, Senior Vice-President

As of December 7, 2001, our directors were:

         Warren L. Aleck            Herman A. Hall, III
         Robert G. Bagley           William J. Hearring
         Henry P. Barham, D.D.S.    Robert H. Powell, III
         Robert W. Clyburn          Bobby L. Ralph
         Durwood S. Curling         Emil A. Viola
         Jack W. Gibson             W. Lewis Witt

SECURITIES OWNERSHIP. The following table provides information about the aggregate number and percentage of shares of our Common Stock that are beneficially owned by our directors, executive officers and controlling stockholders, as of December 7, 2001.



                                DIRECTLY             BENEFICIALLY
EXECUTIVE                       OWNED                OWNED
OFFICERS:                       SHARES               SHARES         PERCENT*
Jack W. Gibson                302,466.08            12,419.03        4.19%
Julie R. Anderson               3,960.69
Stephen G. Fields              20,675.07
Tiffany K. Glenn                8,864.43               100.00
Gregory P. Marshall               763.00
Renee R. McKinney              31,824.09               557.10


                                DIRECTLY             BENEFICIALLY
                                OWNED                OWNED
DIRECTORS:                      SHARES               SHARES         PERCENT*
Warren L. Aleck                90,358.35            21,202.45        1.48%
Robert G. Bagley              210,634.62             5,799.05        2.88%
Henry P. Barham, D.D.S.        64,260.53            14,642.92        1.05%
Robert W. Clyburn              88,519.30             3,119.26        1.22%
Durwood S. Curling             63,290.20            23,805.46        1.16%
Herman A. Hall, III           111,632.23            42,143.85        2.05%
William J. Hearring            67,997.85            19,808.17        1.17%
Robert H. Powell, III          89,398.52             1,910.16        1.21%
Bobby L. Ralph                 13,873.89
Emil A. Viola                 278,408.37             3,344.56        3.75%
W. Lewis Witt                  34,861.38            40,966.86        1.01%

*Percent in excess of 1% ownership is shown.

The Bank of Hampton Roads' proxy statement for our annual meeting of stockholders held on April 24, 2001, described transactions in which the Bank has engaged with its executive officers, directors and their associates, some of which are continuing in nature. To our knowledge, except as described in the Bank of Hampton Roads' Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q or the portions of the Bank's proxy statement incorporated in this document, none of our directors or executive officers has entered into or proposed or received any proposed material agreements or arrangements with respect to Hampton Roads Bankshares, Inc., and, except for their interest in our securities, as described above, none of them is a party to any contract, understanding, relationship or arrangement with respect to our securities.

To our knowledge, none of our executive officers or controlling stockholders has engaged in any transaction within the past sixty days with respect to any of our securities except in connection with our stock compensation plans. Recently, director Robert G. Bagley sold shares of Common Stock to a private investor in the following transactions:

December 13, 2001          15,000 shares               $8.00 per share
December 26, 2001          10,000 shares               $8.00 per share

Shares are purchased in the open market by the independent bank trustee administering our 401(k) plan.

We have not been advised by our officers, directors and affiliates as to whether they intend to tender shares of Common Stock pursuant to this offer.

SECTION 10. EFFECT OF OFFER ON MARKET FOR SHARES

REGISTRATION UNDER THE 1934 ACT. As of September 30, 2001, there were 7,515,852 shares of Common Stock outstanding. The shares of Common Stock are not traded on a securities exchange or through Nasdaq. The purchase of shares pursuant to our offer will reduce the number of shares that might otherwise trade and may reduce the number of holders of Hampton Roads Bankshares, Inc. Common Stock.

SECTION 11. CERTAIN LEGAL MATTERS.

We are not aware of any license or regulatory permit which appears to be material to our business and which is likely to be adversely affected by our acquisition of shares pursuant to our offer or, except as disclosed below, of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to or as a result of the acquisition of shares pursuant to our offer. We expressly reserve the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the commencement or consummation of our offer.

There can be no assurance that any license, permit, approval or other action, if needed, would be obtained and, if obtained, there can be no assurance as to the date of any such license, permit or approval or the absence of any litigation challenging any such license, permit or approval. Similarly, there can be no assurance that adverse consequences might not result to Hampton Roads Bankshares, Inc. or to its business in the event of adverse regulatory action or inaction.

BANK REGULATORY MATTERS. As a registered financial holding company, Hampton Roads Bankshares, Inc. is subject to the supervision and regulation of the Federal Reserve Board. Because we are (and upon completion of the offer will remain) "well-capitalized" and "well-managed," as those terms are defined by the Federal Reserve Board, and not subject to any unresolved supervisory issues, we do not require the approval of the Federal Reserve Board in order to complete the proposed tender offer.

The Bank Holding Company Act of 1956 and the Change in Bank Control Act each govern acquisition of control of bank holding companies. As a general matter, a person may not acquire control of a financial holding company such as Hampton Roads Bankshares, Inc. without the




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

prior approval of the Federal Reserve Board. If, as a result of the offer, any stockholder becomes the beneficial owner of more than 10% of our Common Stock, such stockholder may be required to reduce its ownership interest in Hampton Roads Bankshares, Inc. or obtain regulatory approval to continue to own more than 10%. Each stockholder whose ownership interest may be so increased is urged to consult the stockholder's own legal counsel with respect to the consequences to the stockholder of the tender offer.

SECTION 12. CERTAIN CONDITIONS OF THIS OFFER

OFFER SUBJECT TO CONDITIONS. Notwithstanding any other provisions of our offer, we will not be required to accept for purchase or purchase any shares, may postpone the acceptance for purchase of or the purchase of shares tendered and may cancel, terminate or amend our offer as provided herein if any of the conditions are not satisfied or waived on or before the expiration date.

AVOIDANCE OF RULE 13e-3 TRANSACTION CONDITION. Hampton Roads Bankshares, Inc. may amend or terminate our offer, and shall not be required to accept for purchase any shares tendered if, in our good faith reasonable judgment, any purchase of shares under the offer could result in the offer being considered a "going private transaction" under Rule 13e-3 of the Securities and Exchange Commission, that is, if our purchase of shares pursuant to this offer would result in our Common Stock being held of record by fewer than 300 persons.

NO LEGAL PROHIBITION CONDITION. Hampton Roads Bankshares, Inc. will not be obligated to close our offer if a preliminary or permanent injunction, decree or order has been entered by any governmental authority, or another legal restraint or prohibition is in effect, which enjoins, restrains or prohibits our offer (the "No Legal Prohibition Condition"). As of the date of this document, no such injunction, decree, order, restraint or prohibition exists, nor to Hampton Roads Bankshares, Inc.'s knowledge has any of the foregoing been threatened. However, Hampton Roads Bankshares, Inc. can give no assurance that an injunction, decree, order, restraint or prohibition will not exist in the future. In any event, the No Legal Prohibition Condition is a nonwaivable condition to our offer.

MATERIAL ADVERSE CHANGE CONDITION. Hampton Roads Bankshares, Inc. will not be obligated to close our offer if, after the date of this document, there has occurred:

        (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

        (ii) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

        (iii) the commencement of war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

        (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of Hampton Roads Bankshares, Inc. might materially affect, the extension of credit by banks or other lending institutions in the United States;

        (v) in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof; or

        (vi) any change in the business, condition (financial or otherwise),income, operations or prospects of Hampton Roads Bankshares, Inc. and its subsidiary, taken as a whole which, reasonably, is or may be considered materially adverse to Hampton Roads Bankshares, Inc. and its subsidiary taken as a whole (the "Material Adverse Change Condition"). Hampton Roads Bankshares, Inc. is not aware of any of these events having occurred. In any event, Hampton Roads Bankshares, Inc. reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend on or before the expiration date the Material Adverse Change Condition.

NO COMPETING OFFER CONDITION. Hampton Roads Bankshares, Inc. will not be obligated to close our offer if, after the date of this document, a tender or exchange offer with respect to some or all of the shares (other than our offer), or merger or acquisition proposal for Hampton Roads Bankshares, Inc. has been proposed, announced or made by another person or Hampton Roads Bankshares, Inc. has learned that:

        (i) any person or "group" (within the meaning of Section 13(d)(3) of the 1934 Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC on the date of this document); or

        (ii) any such person or group that on or prior to the date of this document had filed such a Schedule with the SEC thereafter has acquired or has proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares; or

        (iii) any person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, reflecting an intent to acquire Hampton Roads Bankshares, Inc. or any of the shares (the "No Competing Offer Condition").

Hampton Roads Bankshares, Inc. is not aware of any such event having occurred. In any event, Hampton Roads Bankshares, Inc. reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend prior to the expiration date the No Competing Offer Condition.

WAIVER OF CONDITIONS. Hampton Roads Bankshares, Inc. reserves the absolute right, prior to the expiration date, to waive these conditions (other than the Avoidance of Rule 13e-3 Transaction Condition and the No Legal Prohibition Condition, which is not waivable). Waiver or amendment of any of these conditions may require an extension of the expiration date and our offer.

EFFECT OF FAILING TO SATISFY CONDITIONS. If any of the conditions have not been satisfied or waived by the expiration date, we may elect either to:



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


        (i) extend the expiration date and our offer and retain all shares tendered until the expiration date of the offer as extended, subject to the right of a tendering stockholder to withdraw his or her shares;

        (ii) waive the conditions (other than the No Legal Prohibition Condition), extend our offer for a period of ten business days if our offer is scheduled to expire prior thereto, if such waiver constitutes a material change in our offer, and thereafter purchase all properly tendered shares; or

        (iii) terminate our offer and purchase none of the shares and return all tendered shares.

Hampton Roads Bankshares, Inc. will not accept for purchase any shares pursuant to our offer until such time as the conditions have been satisfied or waived.

TENDERING OF SHARES BY OFFICERS AND DIRECTORS OF HAMPTON ROADS BANKSHARES, INC. We have been advised by our officers, directors and affiliates that some of them may tender shares of Common Stock pursuant to this offer.

SECTION 13. CANCELLATION, EXTENSION, TERMINATION AND AMENDMENT

We expressly reserve the right to cancel our offer if any of the conditions to our offer are not satisfied by the time the offer period expires. Those stockholders who tendered shares to Hampton Roads Bankshares, Inc., prior to the expiration date, will receive prompt return of their share certificates and other related documentation from the depositary promptly following the cancellation of our offer.

We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which our offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to our offer fail to be satisfied by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described in Section 13 have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer.

Amendments to our offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date.

If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we take any of the following actions:

-   increase or decrease the price to be paid for the shares,

- increase the number of shares being sought in our offer by more than 2% of our outstanding Common Stock, or

- decrease the number of shares being sought in our offer, and our offer is scheduled to expire within 10 business days from the date notice of such increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then our offer will be extended until the expiration of such period of 10 business days.

Hampton Roads Bankshares, Inc. also reserves the right to delay acceptance for purchase of, or purchase of, any shares pursuant to our offer, regardless of whether such shares were theretofore accepted for purchase, and to amend or terminate our offer and not accept for purchase or purchase any shares not theretofore accepted for purchase, or purchased, upon the failure of any of the conditions of our offer to be satisfied or waived on or before the expiration date.

Any cancellation, extension, termination, amendment or delay of our offer will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration date. The offer may not be terminated prior to January 16, 2002. Prior to the expiration date, we increase the Purchase Price offered to holders of Hampton Roads Bankshares, Inc. Common Stock, such increase will be applicable to all holders whose shares are accepted for purchase pursuant to our offer and if, at the time notice of such increase is first published, sent or given to holders of Hampton Roads Bankshares, Inc. Common Stock, our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, our offer will be extended until the expiration of such period of ten business days. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

SECTION 14. FEES AND EXPENSES

Hampton Roads Bankshares, Inc. has retained the Bank of Hampton Roads to act as the Information Agent in connection with our offer. The Bank of Hampton Roads may contact stockholders by mail, telephone, facsimile, telex, telegraph or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the offer to beneficial owners.

Hampton Roads Bankshares, Inc. will pay the depositary, the Bank of Hampton Roads, reasonable and customary compensation for its services in connection with our offer, plus reimbursement for out-of-pocket expenses, and will indemnify the depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under our offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary.

SECTION 15. SOURCE AND AMOUNT OF FUNDS

The amount of funds required to purchase the maximum number of shares pursuant to our offer is $3,000,000. We expect the fees and expenses applicable to our offer to be approximately an additional $15,000. We anticipate that all of the funds necessary to pay such amounts will be provided from dividends paid to us by our subsidiary, The Bank of Hampton Roads. The approximate amount of dividends expected to be paid by the Bank for this tender is $3,000,000. The Bank currently has the ability to pay these dividends to Hampton Roads Bankshares, Inc.

SECTION 16. MISCELLANEOUS

No person has been directly or indirectly employed or retained by, or is to be compensated by, Hampton Roads Bankshares, Inc. to make solicitations or recommendations in connection with our offer. We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained, or incorporated, in this document or in the related letter of transmittal. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where our offer to purchase shares of Common Stock is unlawful, or if you are a person to whom it is unlawful to direct this type of offer, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Hampton Roads Bankshares, Inc. is not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If Hampton Roads Bankshares, Inc. becomes aware of any jurisdiction where the making of our offer is not in compliance with any valid applicable law, Hampton Roads Bankshares, Inc. will make a good faith effort to comply with such law. If, after such good faith effort, Hampton Roads Bankshares, Inc. cannot comply with such law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction.

The depositary for our offer is: Bank of Hampton Roads.



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



BY MAIL:

         Bank of Hampton Roads
         Attention: Tiffany K. Glenn
         201 Volvo Parkway
         Chesapeake, VA 23320

THE INFORMATION AGENT FOR THE OFFER IS:

         Bank of Hampton Roads
         201 Volvo Parkway
         Chesapeake, VA 23320
         Telephone: (757) 436-1000
         Facsimile: (757) 436-3148


ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND PHONE NUMBER LISTED ABOVE. REQUESTS FOR ADDITIONAL COPIES OF THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY BE DIRECTED TO THE INFORMATION AGENT.




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